EXHIBIT 99.1

BROADRIDGE REPORTS FOURTH QUARTER AND FISCAL YEAR 2015 RESULTS
Announces Record Revenues, Earnings, and Closed Sales
Increases Annual Dividend Amount 11% to $1.20 per share
LAKE SUCCESS, N.Y., August 7, 2015 - Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the fourth quarter and fiscal year ended June 30, 2015.

Fourth Quarter Fiscal Year 2015 Results:	Fiscal Year 2015 Results:
- Recurring fee revenues increased 7% to $606 million	- Recurring fee revenues increased 6% to $1.741 billion
- Total revenues increased 5% to $930 million	- Total revenues increased 5% to $2.694 billion
- Adjusted Net earnings increased 19% to $172 million	- Adjusted Net earnings increased 10% to $307 million
- Net earnings increased 18% to $166 million	- Net earnings increased 9% to $287 million
- Adjusted Diluted earnings per share increased 21% to $1.40	- Adjusted Diluted earnings per share increased 10% to $2.47
- Diluted earnings per share increased 19% to $1.35	- Diluted earnings per share increased 9% to $2.32
- Recurring revenue closed sales decreased 41% to $39 million	- Recurring revenue closed sales increased 15% to $146 million
Richard J. Daly, president and chief executive officer, commented, “I am pleased with our performance in fiscal year 2015. The strong fourth quarter performance enabled Broadridge to achieve another record year driven by 10% growth in Adjusted Diluted EPS primarily from Net New Business and record recurring revenue closed sales, which grew 15%. The very strong recurring revenue closed sales results coupled with our exceptional client revenue retention levels highlight the value that Broadridge is creating for our clients.”

Mr. Daly added, “Given our financial strength and confidence in the business, the Board has raised our annual dividend amount by 11% to $1.20 per share, representing the eighth consecutive annual increase in our dividend. Additionally, our strong free cash flows have enabled us to continue to return capital to our stockholders through increased levels of share repurchases, while also investing in our business by completing four tuck-in acquisitions during fiscal 2015.”

Mr. Daly concluded, “Given the strong fiscal year 2015 performance, I remain confident in Broadridge’s ability to continue to successfully execute our long term strategy and achieve our three-year performance objectives which, on a compounded annual growth rate basis, include recurring fee revenue growth of 7% to 10% and adjusted net earnings growth of 9% to 11%. Our fiscal year 2016 guidance is highlighted by planned strong recurring fee revenue growth of 10% to 12% and Adjusted Diluted earnings per share growth of 8% to 12%. This guidance is consistent with our three-year performance objectives. We believe we are well positioned to continue to generate sustainable top quartile total shareholder return going forward.”
Financial Results for Fourth Quarter Fiscal Year 2015
For the fourth quarter of fiscal year 2015, revenues increased $44 million, or 5%, to $930 million, compared to $886 million for the prior year period. The increase was driven by higher recurring fee revenues of approximately $40 million, or 7%, as a result of Net New Business (defined by the Company as recurring revenue from closed sales less recurring revenue from client losses) (3 pts), contributions from acquisitions (2 pts), and internal growth (2 pts). Pre-tax margins were 27.5% compared to 23.3% for the prior year period. Adjusted Pre-tax margins were 28.4%, compared to 24.1% for the same period last year.
For the fourth quarter of fiscal year 2015, Net earnings increased $26 million, or 18%, to $166 million, compared to $140 million for the prior year period, due to higher revenues and lower strategic initiative spend. Adjusted Net earnings increased $27 million, or 19% to $172 million, compared to $145 million for the same period last year. Diluted earnings per share increased 19% to $1.35 per share, compared to $1.13 per share in the same period last year. Adjusted Diluted earnings per share increased 21% to $1.40 per share, compared to $1.16 per share for the same period last year. Acquisition Amortization and Other Costs, net of taxes decreased Diluted earnings per share by $0.05 and $0.04 for the three months ended June 30, 2015 and 2014, respectively.
In addition, during the fourth quarter, the Company repurchased approximately 2.2 million shares of Broadridge common stock at an average price of $53.57 per share under its stock repurchase program.

Analysis of Fourth Quarter Fiscal Year 2015
Investor Communication Solutions
Revenues for the Investor Communication Solutions segment increased $48 million, or 7%, to $766 million in the fourth quarter of fiscal year 2015, compared to $718 million in the fourth quarter of fiscal year 2014. The increase was attributable to higher recurring fee revenues which contributed $33 million, higher event-driven fee revenues which contributed $4 million, and an $11 million increase in distribution revenues. Higher recurring fee revenues of 8% were driven by contributions from our recent acquisitions (3 pts), market-based internal growth activities (3 pts), and Net New Business (2 pts). Position growth, a component of internal growth, was 7% for mutual fund interim communications and 6% for annual equity proxy communications, compared to the same period in the prior year. Higher event-driven fee revenues were primarily from increased proxy contest activity. Pre-tax margins increased by 160 basis points to 32.1% as a result of higher fee revenues combined with lower strategic initiative spend.
Global Technology and Operations (formerly known as Securities Processing Solutions)
Revenues for the Global Technology and Operations segment increased $7 million, or 4%, to $178 million in the fourth quarter of fiscal year 2015 compared to $171 million in the fourth quarter of fiscal year 2014. The increase was attributable to higher Net New Business (3 pts) and the contribution from a recent acquisition (1 pt). Pre-tax margins increased by 720 basis points to 16.1% primarily as a result of lower strategic initiative spend.
Other
Pre-tax loss decreased by $10 million in the fourth quarter of fiscal year 2015 compared to the same period last year, primarily due to a $5 million decrease in performance-based compensation and benefits expenses and a $3 million decrease in strategic initiative spend.
Financial Results for Fiscal Year 2015
For the fiscal year ended June 30, 2015, revenues increased $136 million, or 5%, to $2.694 billion, compared to $2.558 billion for the comparable period last year. The $136 million increase was driven by higher recurring fee revenues of $99 million, higher distribution revenues of $45 million, and higher event-driven fee revenues of $17 million. The positive contribution from recurring fee revenues reflected gains from Net New Business (3 pts), contributions from acquisitions (2 pts), and internal growth (1 pt). Fluctuations in foreign currency exchange rates unfavorably impacted revenues by $25 million. Pre-tax margins of 16.3% increased compared to 15.5% for the previous fiscal year, primarily due to higher revenues and operating leverage. Adjusted Pre-tax margins of 17.4% increased compared to 16.4% for the same period last year.
For the fiscal year ended June 30, 2015, Net earnings of $287 million increased 9%, compared to $263 million in the comparable period last year. Adjusted Net earnings increased to $307 million, or 10%, compared to $279 million in the prior year period. Diluted earnings per share increased to $2.32 per share compared to $2.12 per share for the comparable period last year. Adjusted Diluted earnings per share were $2.47 per share compared to $2.25 per share for the comparable period last year. Acquisition Amortization and Other Costs, net of taxes decreased Diluted earnings per share by $0.16 and $0.13 for the fiscal years ended June 30, 2015 and 2014, respectively.

During the fiscal year ended 2015, our recurring revenue closed sales increased 15% from last year's comparable period to $146 million. During fiscal year 2015 Free cash flows increased 9% to $365 million from $334 million in the prior year. During fiscal year 2015, the Company repurchased approximately 5.2 million shares of Broadridge common stock at an average price of $52.18 per share under its stock repurchase program.
Dividend Declaration and Increase
On August 6, 2015, the Company's Board of Directors approved a quarterly dividend of $0.30 per share payable on October 1, 2015 to stockholders of record on September 15, 2015. This declaration reflects the Board's approval of an increase in the annual dividend amount by approximately 11% from $1.08 per share to $1.20 per share, subject to the discretion of the Board of Directors to declare quarterly dividends. With this increase, the Company's annual dividend has increased for the eighth consecutive year since its first full year of dividend payments in fiscal year 2008.

Share Repurchase Authorization
In addition, on August 6, 2015, the Board also authorized the repurchase of up to an additional 5.3 million shares of
Broadridge common stock. The share repurchases will be made in the open market or privately negotiated transactions in compliance with applicable legal requirements and other factors. With this authorization, the Company currently has approximately 10.0 million shares available for repurchase under its share repurchase program.
Fiscal Year 2016 Financial Guidance     The Company anticipates:

•	Recurring fee revenue growth in the range of 10% to 12% and total revenue growth in the range of 8% to 10%

•	Adjusted Operating income margin of ~18.4%

•	Effective tax rate of ~34.8%

•	Adjusted Diluted earnings per share growth in the range of 8% to 12%

•	Free cash flows in the range of $350 million to $400 million

•	Recurring revenue closed sales in the range of $120 million to $160 million
Our guidance does not take into consideration the effect of any future acquisitions, additional debt or share repurchases.
Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures
The Company's results in this press release are presented in accordance with generally accepted accounting principles in the United States ("GAAP") except where otherwise noted. In certain circumstances, results have been presented on an adjusted basis and are not generally accepted accounting principles measures (“Non-GAAP”). These Non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company's reported results.
With regard to statements in this press release that include certain Non-GAAP financial measures, the adjusted earnings measures are adjusted to exclude the impact of certain costs, expenses, gains and losses and other specified items that management believes are not indicative of our ongoing performance. These adjusted measures exclude the impact of Acquisition Amortization and Other Costs which represent the amortization charges associated with intangible asset values as well as other deal costs associated with the Company’s acquisitions.

The Adjusted Operating income margin and Adjusted Diluted earnings per share fiscal year 2016 guidance provided above is adjusted to exclude the projected impact of Acquisition Amortization and Other Costs.

We also provide information on our Free cash flows because we believe this information helps our investors understand the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments. Free cash flows is a Non-GAAP measure and is defined by the Company as Net cash flows provided by operating activities less capital expenditures and purchases of intangibles.

The Company believes Non-GAAP financial information helps investors understand the effect of these items on our reported results and provides a better representation of our operating performance. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between our current results and prior reported results, and as a basis for planning and forecasting for future periods.

Reconciliations of such Non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP can be found in the tables that are part of this press release.
Earnings Conference Call
An analyst conference call will be held today, Friday, August 7, 2015 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com. The presentation will also be available to download and print approximately one hour before the webcast. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.
About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes on average $5 trillion in equity and fixed income trades per day. Broadridge employs approximately 7,400 full-time associates in 14 countries. For more information about Broadridge, please visit www.broadridge.com.
Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2016 Financial Guidance” section and references to our three-year performance objectives and outlook are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 (the “2015 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2015 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge; declines in participation and activity in the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information
Investors:
Brian S. Shipman, CFA
Broadridge Financial Solutions, Inc.
Vice President, Head of Investor Relations
(516) 472-5129

Broadridge Financial Solutions, Inc.
Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014
Revenues	$929.6	$885.9	$2,694.2	$2,558.0
Cost of revenues	555.1	551.2	1,828.2	1,761.4
Selling, general and administrative expenses	112.0	120.9	396.8	376.0
Other expenses, net	7.1	7.2	30.3	25.1
Total expenses	674.2	679.3	2,255.3	2,162.5
Earnings before income taxes	255.4	206.6	438.9	395.5
Provision for income taxes	89.5	66.4	151.8	132.5
Net earnings	$165.9	$140.2	$287.1	$263.0

Basic earnings per share	$1.39	$1.16	$2.39	$2.20
Diluted earnings per share	$1.35	$1.13	$2.32	$2.12
Weighted-average shares outstanding:
Basic	119.1	120.5	119.9	119.6
Diluted	122.6	124.6	124.0	124.1

Broadridge Financial Solutions, Inc.
Consolidated Balance Sheets
(In millions, except per share amounts)
(Unaudited)

	June 30, 2015	June 30, 2014
Assets
Current assets:
Cash and cash equivalents	$324.1	$347.6
Accounts receivable, net of allowance for doubtful accounts of $3.8 and $3.3, respectively	444.5	424.8
Other current assets	92.8	108.2
Total current assets	861.4	880.6
Property, plant and equipment, net	97.3	88.3
Goodwill	970.5	856.1
Intangible assets, net	195.7	130.0
Other non-current assets	243.2	237.1
Total assets	$2,368.1	$2,192.1
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$115.9	$116.3
Accrued expenses and other current liabilities	320.4	306.6
Deferred revenues	72.6	61.5
Total current liabilities	508.9	484.4
Long-term debt	689.4	524.1
Deferred taxes	61.7	62.4
Deferred revenues	75.2	59.0
Other non-current liabilities	105.1	100.5
Total liabilities	1,440.3	1,230.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 154.5 and 154.5 shares, respectively; outstanding, 118.2 and 119.5 shares, respectively	1.6	1.6
Additional paid-in capital	855.5	810.7
Retained earnings	1,132.0	973.9
Treasury stock, at cost: 36.3 and 35.0 shares, respectively	(1,040.4)	(834.8)
Accumulated other comprehensive income (loss)	(20.9)	10.3
Total stockholders’ equity	927.8	961.7
Total liabilities and stockholders’ equity	$2,368.1	$2,192.1

Broadridge Financial Solutions, Inc.
Segment Results
(In millions)
(Unaudited)

	Revenues
	Three Months Ended June 30, 2015		Fiscal Year Ended June 30,
	2015	2014	2015	2014
	($ in millions)
Investor Communication Solutions	$765.8	$717.6	$2,030.2	$1,881.0
Global Technology and Operations	177.6	171.0	692.5	680.7
Other	—	—	—	—
Foreign currency exchange	(13.8)	(2.7)	(28.5)	(3.7)
Total	$929.6	$885.9	$2,694.2	$2,558.0

	Earnings (Loss) before Income Taxes
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014
	($ in millions)
Investor Communication Solutions	$246.0	$218.6	$381.4	$336.3
Global Technology and Operations	28.6	15.3	120.3	118.8
Other	(20.0)	(30.0)	(73.5)	(75.3)
Foreign currency exchange	0.8	2.7	10.7	15.7
Total	$255.4	$206.6	$438.9	$395.5

In connection with an organizational change made in 2014 in order to further align and enhance our portfolio of services, certain discrete services that were previously reported in our Global Technology and Operations reportable segment are now reported within the Investor Communication Solutions reportable segment. As a result, our prior period segment results have been revised to reflect this change in reportable segments.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014
EBIT (Non-GAAP)	$262.2	$213.0	$463.8	$420.3
Acquisition Amortization and Other Costs	8.6	6.9	30.2	24.7
Interest and Other, net	(6.8)	(6.4)	(24.9)	(24.8)
Adjusted Earnings before income taxes (Non-GAAP)	$264.0	$213.5	$469.1	$420.2
Acquisition Amortization and Other Costs	(8.6)	(6.9)	(30.2)	(24.7)
Earnings before income taxes (GAAP)	$255.4	$206.6	$438.9	$395.5
EBIT margins (Non-GAAP)	28.2%	24.0%	17.2%	16.4%
Adjusted Pre-tax margins (Non-GAAP)	28.4%	24.1%	17.4%	16.4%
Pre-tax margins (GAAP)	27.5%	23.3%	16.3%	15.5%

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014
Adjusted Net earnings (Non-GAAP)	$171.5	$144.6	$306.9	$279.0
Acquisition Amortization and Other Costs, net of taxes	(5.6)	(4.4)	(19.8)	(16.0)
Net earnings (GAAP)	$165.9	$140.2	$287.1	$263.0

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014
Adjusted Diluted earnings per share (Non-GAAP)	$1.40	$1.16	$2.47	$2.25
Acquisition Amortization and Other Costs, net of taxes	(0.05)	(0.04)	(0.16)	(0.13)
Diluted earnings per share (GAAP)	$1.35	$1.13	$2.32	$2.12

	Fiscal Year Ended June 30,
	2015	2014
Free Cash Flows (Non-GAAP)	$365.4	$334.3
Capital expenditures and purchases of intangibles	66.0	53.4
Net cash flows provided by operating activities (GAAP)	$431.4	$387.7

Note: Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
Diluted Earnings Per Share Growth and Operating Income Margin
Fiscal Year 2016 Guidance
(Unaudited)

Earnings Per Share Growth Rate (1)	FY16 Guidance
Adjusted Diluted earnings per share (Non-GAAP)	8% - 12% growth
Diluted earnings per share (GAAP)	7% - 12% growth

Operating Income Margin (2)	FY16 Guidance
Adjusted Operating income margin % (Non-GAAP)	~18.4%
Operating income margin % (GAAP)	~17.3%

(1) Adjusted Diluted EPS growth (Non-GAAP) is adjusted to exclude the projected impact of Acquisition Amortization and Other Costs. Fiscal year 2016 Non-GAAP Adjusted Diluted EPS guidance estimates exclude Acquisition Amortization and Other Costs, net of taxes, of $0.18 per share.

(2) Adjusted Operating income margin (Non-GAAP) is adjusted to exclude the projected impact of Acquisition Amortization and Other Costs. Fiscal year 2016 Non-GAAP Adjusted Operating income margin guidance estimates exclude Acquisition Amortization and Other Costs of $34 million.

Note: Guidance does not take into consideration the effect of any future acquisitions, additional debt, and/or share repurchases.